CLOVERFIELD CAPITAL CORP.

Torre de las Americas
Punta Pacifica, Piso B-402
Panamá, República de Panamá

12th March 2018
Mr. Amit Beri
Via e-mail: raj@europa.net.au

Dear Amit,

This letter follows discussions with Cloverfield Capital Corp., a Panama entity **("CCC")** regarding Opulence Spirits, Inc., Delaware File # 6597974, located at 8500 Wilshire Blvd, suite 700B, Beverly Hills CA 90211 **("Opulence" or the "Company")** and its plans to pursue a capital raise of up to USD$50,000,000 via a U.S. Regulation A+ offering **(the "Offering")**.

We understand the Company is undertaking the Offering with a view towards deploying capital for growth within the U.S. Following the completion of the Offering, we understand the Company has ambitions to expand globally with an ultimate view to seek liquidity for its shareholders the listing of the ordinary shares in the Company on the U.S. Over-The-Counter Exchange (**OTC**), Australian Securities Exchange (**ASX**) or the New York Stock Exchange (**NYSE**) via an Initial Public Offering (**IPO**) or Reverse Merger (**Back Door Listing**) or any other Liquidation event including a trade sale (**Merger or Acquisition**) (collectively, **Transaction**).

We believe Opulence Vodka is an iconic, global, luxury lifestyle brand that brings people together in celebration. CCC is pleased to submit the below proposal to act as Equity Capital Markets Advisor (**Advisor**) to any capital raisings and to the Transaction. We are enthusiastic about the Company's business plans and the prospect of working in partnership with the Company.

1. Mandate Terms

CCC will manage and co-ordinate the entire Regulation A + process from start to completion; including:

- Assisting with securing the remainder of the funding required for the Company's seed round prior to the Offering. CCC will organize a number of investor meetings & presentations, if required, to promote the Company and assist with the additional seed capital raising requirements of the Company;
- Drafting the contents of the roadshow deck and ensuring compliance with SEC offering requirements;
- Working towards a valuation of US$100,000,000 for the Company for the Offering;
- Managing VC Media and its activities including Company website design and Offers website setup, media concept and scripting and media production (if required);
- Drafting the Form 1-A SEC placement memorandum in conjunction with the appointed legal advisers;
- Filing the Form 1-A placement memorandum and responding to all SEC queries with the appointed legal advisers;
- Driving the broker-dealer selection process and appointing the syndicate of broker-dealers with a view towards securing an underwrite or "hard commitment" on a portion of the Offering funds;
- Managing the syndicate of broker-dealers in conjunction with VC Media, ensuring consistent messaging to investors; and
- Travelling as required to drive the above process and ensure full compliance and oversight of the SEC filing requirements.

Following completion of the Offering, CCC will engage in a long-term service contract with the Company to drive acquisitions, global growth and position for a Transaction. The terms of this service contract will include a performance component and discussed upon completion of the Offering.

2. Professional Fees & Expenses

Our overall fee structure is contingent upon achieving a successful Transaction and is consequently performance-based. Our fees will consist of the Up-Front Fee, the Success Fee and Additional Shares as described below.

Up-Front Fee

CCC will be provided a fee of USD 25,000 ("Up-Front Fee") to be paid upon completion of the Regulation A+ filing. This Up-Front Fee carries the following payment terms, which may not be varied unless by written agreement by CCC:

- The Up-Front Fee shall be paid to CCC irrespective of whether the Regulation A+ filing progresses to completion or not;
- The Up-Front Fee shall be paid to CCC irrespective of whether CCC fulfils its obligations under the Mandate Terms or otherwise;
- The Up-Front Fee shall rank senior to any other obligation by the Company including but not limited to unsecured debt or secured debt and contractor or employee payments;
- The Up-Front Fee shall be paid to CCC prior to the payment of any other obligation by the Company including but not limited to unsecured debt or secured debt and contractor or employee payments. For the avoidance of doubt, if any of the debt obligations of the Company are to be repaid then the Up-Front Fee shall be required to be paid to CCC ahead of those repayments with priority.

Success Fee

For every USD $1,000,000 raised under the Offering, a cash fee of USD$50,000 ("Success Fee") is to be paid to CCC. This fee is on a success-only basis and is capped at USD$5,000,000 raised under the Offering. For the avoidance of doubt, the maximum Success Fee which may be payable to CCC under this structure is USD$250,000. The Success Fee is only payable once the Company has received funds from the Offering and upon provision of an invoice by CCC.

CCC looks forward to working with the Company's management team to successfully complete this assignment and to develop a longer and mutually beneficial relationship.

Yours sincerely,

Director, Cloverfield Capital Corp.

I have read and agree to the above terms for and on behalf of the Company:

Amit Beri
Founder & CEO
Date: 12-Mar-2018

Witness Signature

Witness Name: ELIZABETH CARDILLO

Address:

Date: 12-Mar-2018

Annexure A:

Standard Terms and Conditions

These Standard Terms and Conditions, and the provisions of the Mandate Letter which they accompany, together form all the terms and conditions of the agreement constituted and evidenced by the signing of a counterpart of the Mandate Letter, in the manner therein prescribed, by a duly authorised director or other representative of the Company and pursuant to which, the Company has agreed to instruct CCC to carry out all and each part of the Work in consideration for the payment of the fees and expenses therein set out and otherwise in accordance with all those terms and conditions.

Unless expressly provided for otherwise in these Standard Terms and Conditions, any capitalised term used in these Standard Terms and Conditions is intended to have the same meaning as is ascribed to that term in the preceding terms of the Mandate Letter. Without limitation to the foregoing, the following terms are intended to have the following meanings for the purpose of both the Mandate Letter and these Standard Terms and Conditions:

(i) **Agreement** means the binding agreement constituted and evidenced by the signing of a counterpart of the Mandate Letter in the manner therein prescribed, by a duly authorised director or other representative of the Company ;

(ii) **Director** means the directors of the Company at any time and from time to time;

(iii) **Mandate Letter** means the attached letter from CCC to the Company which is accompanied by these Standard Terms and Conditions;

(iv) **Party** means any party to this Agreement and any of their successors or assigns; and

(v) **Related Body Corporate** has the meaning ascribed to it in the Act.

(vi) **Work** means the work which CCC is or may be required to execute under the Agreement (whether explicitly or by inference) and includes any work depicted on or described in the Mandate Letter and any work which is reasonably capable of inference from the Mandate Letter.

1. Representations and Warranties

The obligation of CCC to perform all or any of the obligations or discharge any or all of its liabilities that would otherwise result from its entry into, or performance of any act pursuant to the terms and conditions of, this Agreement, is and will remain conditional upon the Company:

(a) Warranting and representing to CCC that the Company :

(i) has complete and sufficient authority and power to enter into, execute, deliver and perform its obligations under the Agreement;

(ii) none of the acts or proposed acts of the Company required to be performed pursuant to the provisions of the Mandate Letter, or any other acts that are performed, will knowingly breach or infringe any law or regulation including without limitation the Act, the Listing Rules or any other relevant regulation in relation to the conduct of the business activities of the Company or any of its Related Bodies Corporate;

(iii) in conducting any marketing of any New Capital Raising, will not contravene or be required to contravene any agreements to which it is a Party;

(iv) will conduct, in a timely and professional manner, a series of formal presentations to key financial institutions and professional investors as reasonably required by CCC;

(v) will fully comply with all relevant legislation in relation to any New Capital Raising and the conduct of the Company's affairs in the course of performing any and each of its obligations and liabilities under the terms and conditions of this Agreement including, but not limited to, the Act and the Listing Rules provided that Company shall not be required to offer, issue or allot shares to any party from a foreign jurisdiction;

(vi) the Company and its associates have procedures in order to ensure continued compliance with the requirements of all applicable Australian laws and the Listing Rules and will maintain and operate those procedures in accordance with their requirements;

(vii) the Company is not knowingly in breach of any material provision of the Act, Listing Rules or any other relevant law or regulation in respect of any New Capital Raising or otherwise;

(viii) the Company has not engaged in conduct that is misleading or deceptive or is likely to mislead or deceive in relation to its assets, listed securities or any New Capital Raising;

(ix) any securities of the Company or of any Related Body Corporate of the Company that are or are intended to be, issued in accordance with this Mandate Letter will be, unless otherwise agreed to by CCC, validly issued, fully paid and rank pari passu with all the Company's or Related Body Corporate's existing shares and be free of any encumbrance; and

(x) acknowledges that CCC has entered into the Mandate Letter in reliance on the representations, warranties and undertakings given by the Company in these Standard Terms and Conditions.

2. Other

2.1. Indemnity

the Company hereby represents and warrants to CCC that it has and will retain full responsibility and accepts full liability for the contents and issue of any presentations, offer documents and/or related marketing materials that have been reviewed by the Directors of the Company in the course of or in connection with the Work (each a **Marketing Document**) or any information or document that accompanies a Marketing Document and has been reviewed by the Directors of the Company. the Company irrevocably indemnifies CCC and each of its officers, employees, agents and advisers (each an **Indemnified Party**), and must keep CCC and each Indemnified Party indemnified against any and all liability, damages, claims and loss directly or indirectly arising from, and all costs, charges and expenses arising in connection with:

a) the Mandate Letter, the New Capital Raising or any matter or activity referred to or contemplated by the Mandate Letter;
b) the issue of a Marketing Document reviewed by the Directors of the Company or the proposed allotment or issue of securities by the Company in the course of any New Capital Raising;
c) any statement in a Marketing Document (or any information or document accompanying the Marketing Document) that has been reviewed by the Directors of the Company and is or becomes misleading or deceptive, or any omission from a Marketing Document;
d) any conduct by a person under the control of the Company (other than CCC, its officers and agents) in connection with the issue of a Marketing Document (or any information or document accompanying the Marking Document) or proposed allotment or issue of securities by the Company that is misleading or deceptive or likely to mislead or deceive;
e) any conduct by the Company , it officers or any employee in relation to the New Capital Raising or any disclosure document issued in relation to the New Capital Raising that is in contravention of any law, regulation or rule including the Act and the Listing Rules;
f) any breach or failure by the Company and/ to observe any of the terms and conditions of the Mandate Letter (including, but not limited to, the representations and warranties);
g) any claim that CCC has liability under the Act or any other law (including, but not limited to, the Trade Practices Act 1974 (Cth)) in relation to the New Capital Raising; or
h) any review or investigation undertaken by ASX, ASIC or any other regulatory authority as a result of an alleged or actual failure to comply with the conditions and requirements of any law or regulation.

This indemnity will not apply to the extent that such liability and loss is a direct result of CCC's or an Indemnified Party's acts or omissions. The reference to costs and expenses includes, but is not limited to, a reference to legal costs and expenses on a solicitor and own client basis. Any approval or consent given by CCC does not waive or prejudice the right of an Indemnified Party to the indemnity in these Standard Terms and Conditions and such rights survive the expiry or termination of the Agreement. the Company agrees that CCC holds the benefit of this indemnity on trust for itself and all other Indemnified Parties.

CCC disclaims all responsibility (to the extent permitted by law), whether to the Company , any Related Body Corporate of the Company or third parties, for all claims arising out of advice given by CCC based upon information provided to CCC by the Company or third parties under the control of the Company which is or becomes materially misleading, inaccurate or incomplete. Neither CCC nor any Indemnified Party shall have any liability to the Company , any Related Body Corporate of the Company or to third parties in connection with this Agreement except for liability that has directly resulted from CCC's or an Indemnified Party's acts or omissions.

If for any reason the above indemnities are unavailable at law or are otherwise unavailable or insufficient to hold CCC or any Indemnified Party harmless against any losses which that party is stated to be indemnified for, the respective proportional contribution of the Company and CCC/the Indemnified Party in relation to the relevant loss will be as agreed, or failing agreement, as determined by a court of competent jurisdiction having regard to the participation or involvement of the Company and/ and CCC/the Indemnified Party in the act complained of. In no event will CCC/the Indemnified Party be required to contribute to losses which in aggregate exceed the fees paid to CCC under the Mandate Letter.

2.2. Conduct of Proceedings

Where any legal or other proceedings arise and the Company confirms in writing that CCC/the Indemnified Party is indemnified pursuant to these Standard Terms and Conditions, then the Company is entitled to defend or institute legal or other proceedings at the Company's cost, in the name of CCC/the Indemnified Party and conduct under the management and control of the Company (with reasonable consultation with CCC/the Indemnified Party), provided that neither the Company nor CCC has the power to settle, compromise, consent to early judgment in or otherwise seek to terminate any action, suit, proceeding, investigation or claim in respect of which indemnification has or may be sought under these Standard Terms and Conditions without the prior written consent of the other, which must not be unreasonably withheld, and such settlement, compromise, consent or

termination shall include a release of CCC/the Indemnified Party from any liabilities arising out of such action, suit, proceeding, investigation or claim.

2.3. Limitation of Liability

Subject to clause 4,2, CCC will assist the Company in the manner set out in the Mandate Letter. However, it accepts no liability or responsibility in the event that the New Capital Raising does not proceed or the desired quantum of capital is not raised. the Company agrees that neither CCC nor any Indemnified Party will have any liability whatsoever to the Company or its Related Bodies Corporate for or in connection with things done or omitted to be done pursuant to the Mandate Letter. the Company acknowledges that the services to be provided as detailed in the Mandate Letter will be provided by CCC and any recourse of the Company or third parties is to CCC rather than to its officers or employees that are involved in the Capital Raising.

CCC will not be liable for any failure or delay in performing the services detailed in the Mandate Letter if that failure or delay arises from anything beyond its control including the untimely performance by the Company of its obligations. In addition, in the event of delay, CCC is entitled to review its fees and, if the delay is substantial, terminate the Mandate Letter.

2.4. Confidentiality

The terms of the Agreement are confidential between CCC and the Company. Neither CCC nor the Company will disclose the terms of the Agreement to any third party other than their professional advisors without the prior written approval of the other except as required by law or the Listing Rules.

the Company hereby consents and acknowledges that CCC may share information or matters relating to the Company with affiliates of CCC, and that affiliates may likewise share information relating to the Company with CCC.

Any report prepared by CCC or any advice given by CCC is for the Company's use only and the Company shall keep such reports and advice confidential.

2.5. Governing Laws and Jurisdiction

This Agreement and any disputes arising from it will be covered by the laws applying in the State of California. The Parties agree to the exclusive jurisdiction of the courts of the State of California.